Exhibit 99.1

CONTACT:

VIVUS, Inc.	Vida Communication
Timothy E. Morris	Stephanie Diaz & Tim Brons
Chief Financial Officer	415-675-7400
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Appoints Changjin (CJ) Wang, Ph.D. as Vice President of Business Development

MOUNTAIN VIEW, Calif., November 1, 2006 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health, today announced the appointment of CJ Wang, Ph.D., as Vice President of Business Development.  In this position, Dr. Wang will be responsible for establishing development collaborations and commercialization partnerships for VIVUS’ late stage products. Dr. Wang will report directly to Leland F. Wilson, VIVUS’ President and CEO.

“We believe that CJ will be a tremendous asset to growing and expanding VIVUS’ business,” said Leland Wilson, President and CEO of VIVUS.  “He has a proven track record in corporate development and deal making.  His experience will be instrumental as we continue to move our products through to commercialization.”

Dr. Wang brings with him almost 17 years of experience in the pharmaceutical and biotechnology industry, most recently as Vice President of Business Development of Abmaxis, Inc., a private company that was recently acquired by Merck & Co.  Prior to joining Abmaxis, Dr. Wang was Vice President of Business Development at TaiGen Biotechnology Co., Ltd., an Asian research and development company funded by major US venture capital and Asian financial institutions.   Prior to TaiGen, Dr. Wang was Vice President of Business Development and Marketing at Cellomics, Inc., a leader in automated cell analysis/High Content Screening (HCS) for Drug Discovery & Development, where he was responsible for business development and marketing operations.  Previous to that, Dr. Wang was Director of Licensing, Acquisition and Alliance at Packard Bioscience.  Dr. Wang began his career in the pharmaceutical industry as a research scientist.  He holds a Ph.D. in Pharmaceutical Sciences from the College of Pharmacy, University of Kentucky, an M.S. in Medicinal Chemistry, and a BS in Pharmacy from the College of Pharmacy, West China University of Medical Sciences.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040  Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA. The investigational pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist™, for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED).  MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others.  These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that the EvaMist NDA submission will be filed with the FDA for substantive review, or that it will be approved in a timely basis, or at all.  There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

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